SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPX FLOW, INC.
FIRST:    The name of the Corporation is SPX FLOW, Inc. (the “Corporation”).
SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, County of New Castle 19808. The name of its registered agent at such address is The Corporation Service Company.
THIRD:    The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”), as from time to time amended.
FOURTH:    The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, $0.01 par value.
FIFTH:    In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”), the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
SIXTH:    In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the bylaws of the Corporation.
SEVENTH:    The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.
EIGHTH:    (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) of this Article Eighth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) of this Article Eighth shall eliminate or reduce the effect of this paragraph (a) of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

SPX FLOW, INC.,
a Delaware corporation

By: /s/ Peter J. Ryan
Name: Peter J. Ryan
Title: Vice President, Chief People Officer and General Counsel